                                                                     Exhibit 4.1


                              SECURITYHOLDERS AGREEMENT

                             dated as of November 1, 1996

                                        among

                                   MR. ALFRED WEST,

                                   ECONOPHONE, INC.

                                         and

                           PRINCES GATE INVESTORS II, L.P.

                                  TABLE OF CONTENTS

                                                                            Page

                                      ARTICLE I

                                     DEFINITIONS
 ............................................................................  1
    SECTION 1.1.  Definitions...............................................  1

                                      ARTICLE II

                             RIGHTS AND OBLIGATIONS WITH
                                 RESPECT TO TRANSFER
 ............................................................................  5
    SECTION 2.1.  Restrictive Legend........................................  5

                                     ARTICLE III

                                 REGISTRATION RIGHTS
 ............................................................................  6
    SECTION 3.1.  Demand Registration Rights................................  6
    SECTION 3.2.  Piggy-Back Registration...................................  7
    SECTION 3.3.  Reduction of Offering.....................................  7
    SECTION 3.4.  Registration Procedures...................................  8
    SECTION 3.5.  Registration Expenses..................................... 11
    SECTION 3.6.  Indemnification by the Issuer............................. 11
    SECTION 3.7.  Indemnification by Selling Holders........................ 12
    SECTION 3.8.  Conduct of Indemnification Proceedings.................... 12
    SECTION 3.9.  Contribution.............................................. 13
    SECTION 3.10.  Participation in Underwritten Registrations.............. 14
    SECTION 3.11.  Rule 144 and Rule 144A................................... 15
    SECTION 3.12.  Holdback Agreements...................................... 15

                                      ARTICLE IV

                                      COVENANTS
 ............................................................................ 16
    SECTION 4.1.  Information............................................... 16
    SECTION 4.2.  Right to Participate in Certain Dispositions.............. 17
    SECTION 4.3.  Drag-Along................................................ 19
    SECTION 4.4.  Employment Agreements..................................... 19
    SECTION 4.5.  E-Gram.................................................... 20
    SECTION 4.6.  Carrier Contracts......................................... 20


                                          i

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                                      ARTICLE V

                                       WARRANTS
 ............................................................................ 20
    SECTION 5.1.  Issuance of Warrants...................................... 20

                                      ARTICLE VI

                                    MISCELLANEOUS
 ............................................................................ 22
    SECTION 6.1.  Holders not Signatories Hereto............................ 22
    SECTION 6.2.  Headings.................................................. 22
    SECTION 6.3.  No Inconsistent Agreements................................ 22
    SECTION 6.4.  Parent Entities........................................... 22
    SECTION 6.5.  Entire Agreement.......................................... 22
    SECTION 6.6.  Notices................................................... 22
    SECTION 6.7.  Applicable Law............................................ 23
    SECTION 6.8.  Severability.............................................. 23
    SECTION 6.9.  Termination............................................... 23
    SECTION 6.10.  Successors, Assigns, Transferees......................... 23
    SECTION 6.11.  Amendments; Waivers...................................... 23
    SECTION 6.12.  Counterparts; Effectiveness.............................. 24
    SECTION 6.13.  Recapitalization, etc.................................... 24
    SECTION 6.14.  Remedies................................................. 24
    SECTION 6.16.  Subsidiary Offerings..................................... 24

    EXHIBIT A -  Form of Management Reporting Package

                              SECURITYHOLDERS AGREEMENT


         SECURITYHOLDERS AGREEMENT dated as of November 1, 1996 (the "Series A Preferred Issue Date") among Mr. Alfred West ("Mr. West"), Econophone, Inc., a New York corporation ("Issuer"), and Princes Gate Investors II, L.P. ("Purchaser").

         WHEREAS, the Issuer and the Purchaser have entered into the Securities Purchase Agreement (as defined below) pursuant to which the Purchaser has agreed to purchase shares of Series A Preferred (as defined below) in accordance with the terms thereof.

         NOW THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

         SECTION 1.1. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "Board of Directors" means the Board of Directors of the Issuer.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

         "Certificate of Amendment" means the certificate of amendment to the Company's certificate of incorporation relating to, among other things, the Series A Preferred, and filed with the Secretary of State of the State of New York on the date hereof.

         "Charter" means the Certificate of Incorporation of the Issuer, as in effect as of the Closing Date, in the form attached as Exhibit D to the Securities Purchase Agreement.

         "Closing Date" means the date of the closing of the purchase of Series A Preferred pursuant to the Securities Purchase Agreement.

         "Commission" means the Securities and Exchange Commission and any successor agency having similar powers.

         "Common Stock" means the Common Stock of the Issuer.

         "Conversion Shares" means the shares of common stock of the Issuer issuable or issued upon the conversion of the Series A Preferred.

         "Equity Securities" means the Series A Preferred, the Conversion Shares, the Warrants and the Warrant Shares.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

         "Holder" means any registered holder of shares of Series A Preferred or Registrable Securities, or any registered holder of Warrants.

         "Initial Public Offering" means the initial public offering of Common Stock of the Issuer generating gross proceeds of at least $25 million and registered with the Commission on Form S-1 or such other form as may then be available; the shares of Common Stock sold in such initial public offering and generating such $25 million of gross proceeds may be sold by the Issuer, any securityholder of the Issuer (including, without limitation, the Holders) or any combination of the Issuer and its securityholders.

         "Issuer" has the meaning set forth in the first paragraph of this Agreement.

         "Person" means an individual, partnership, corporation, trust, joint stock company, association, joint venture, or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

         "Piggy-Back Registration" means any registration of any shares of Common Stock with respect to which any Holder elects to include Registrable Securities pursuant to Section 3.2 hereof.

         "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

         "Registrable Securities" means the Conversion Shares and the Warrant Shares; PROVIDED, in any event, that such securities shall cease to be Registrable Securities when (x) a registration statement relating to such securities shall have been declared effective by the Commission and such securities shall have been disposed of pursuant to such effective registration statement, (y) such securities may be disposed of pursuant to Rule 144(k) or (z) such securities are no longer outstanding. Solely for purposes of determining the Holders entitled to exercise registration rights hereunder, "Registrable Securities" shall be deemed to include Conversion Shares and Warrant Shares that would be issued upon conversion or exercise of the Series A Preferred and the Warrants, as applicable.

         "Registration Expenses" means, to the extent applicable, all
    (i) registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of the Issuer (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Issuer, (vi) customary fees and expenses for independent certified public accountants retained by the Issuer (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), (vii) reasonable fees and expenses of any special experts retained by the Issuer in connection with such registration, (viii) reasonable fees and expenses of one counsel for the Holders, (ix) fees and expenses of listing the Registrable Securities on a securities exchange or on the NASDAQ National Market System, (x) rating agency fees, (xi) the costs and expenses of the Issuer relating to investor presentations on the "road show" undertaken in connection with the marketing of Registrable Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Issuer, travel and lodging expense of the representatives and officers of the Issuer and any such consultants, and the cost of any transportation utilized in connection with the road show, and (xii) all other costs or expenses incident to the performance of the obligations of the Issuer with respect to Article III. Nothing in this definition shall oblige the Issuer to pay any underwriting or placement agent fees or discounts or any securities transfer taxes.

         "Rule 144" means Rule 144 under the Securities Act, as such rule may be amended from time to time.

         "Rule 144A" means Rule 144A under the Securities Act, as such rule may be amended from time to time.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

         "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of the date hereof by and between the Issuer and the Purchaser.

         "Selling Holder" means a Holder who proposes to Transfer Registrable Securities pursuant to Article III.

         "Series A Preferred" means the Redeemable Convertible Preferred Stock, Series A, of the Issuer, having the rights and privileges set forth in the Charter.

         "Series A Preferred Issue Date" has the meaning set forth in the first paragraph of this Agreement.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which Voting Securities representing more than 50% of the voting power of such corporation's or entity's Voting Securities are at the time directly or indirectly owned by such Person.

         "Transfer" means any transfer, in whole or in part, by sale, pledge, assignment, grant or other means.

         "Underwriter" means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer's market-making activities.

         "Voting Securities" of any Person means stock or other ownership interests of such Person entitled to vote for the board of directors of such Person or other entity performing similar functions.

         "Warrant Shares" means the shares of common stock of the Issuer issuable or issued upon exercise of the Warrants.

         (b) Each of the following terms is defined in the Section opposite such term:

              TERM                        SECTION

              Demand Registration           3.1
              Effective Date                6.12
              Indemnified Party             3.8
              Indemnifying Party            3.8
              IPO Demand                    3.1
              Notice of Interest            4.2
              Notice Period                 4.2
              Offer                         4.2
              Offer Notice                  4.2
              Offered Shares                4.2
              Pro Rata Portion              4.2
              Registration Demand           3.1
              Related Party                 4.2
              Requesting Holders            3.1
              Shares                        4.2
              Warrants                      5.1


                                      ARTICLE II

                             RIGHTS AND OBLIGATIONS WITH
                                 RESPECT TO TRANSFER

          SECTION 2.1. RESTRICTIVE LEGEND. (a) For so long as this Agreement remains in effect, each certificate representing an Equity Security owned by any holder or a subsequent transferee shall (unless otherwise permitted by the provisions of Section 2.1(b)) include a legend in substantially the following form:

          THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

          THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SECURITYHOLDERS AGREEMENT DATED AS OF NOVEMBER 1, 1996 THAT FIXES CERTAIN RIGHTS AND OBLIGATIONS OF THE ISSUER AND THE HOLDER OF THIS SECURITY. A COPY OF THE AGREEMENT IS ON FILE AT THE ISSUER'S PRINCIPAL OFFICE.

          (b) Any holder of an Equity Security may, upon providing evidence reasonably satisfactory to the Issuer (including, if so requested by the Issuer, an opinion of counsel to such Holder) that such Equity Security may be sold pursuant to Rule 144(k), exchange the certificate representing such Equity Security for a new certificate that does not bear the legend set forth in
Section 2.1(a).


                                     ARTICLE III

                                 REGISTRATION RIGHTS

          SECTION 3.1. DEMAND REGISTRATION RIGHTS. (a) IPO DEMAND. From and after the date of the third anniversary of the Series A Preferred Issue Date until the consummation of the Initial Public Offering, holders of at least 50% of the outstanding Registrable Securities (determined on a fully diluted basis assuming the conversion of all Series A Preferred and Warrants then outstanding) may make a written request (the "IPO Demand") that the Issuer consummate the Initial Public Offering and, upon receipt of such IPO Demand, the Issuer shall be obligated to promptly use its best efforts to proceed to consummate the Initial Public Offering as provided for in Section 3.4 hereof.

          (b) SUBSEQUENT DEMAND. At any time after the consummation of the Initial Public Offering, the Holders of at least 25% of the outstanding Registrable Securities (determined on a fully diluted basis assuming the conversion of all Series A Preferred and Warrants then outstanding) may make a written request (the "Registration Demand") for registration (a "Demand Registration") under the Securities Act of Registrable Securities; PROVIDED that upon the request of the lead Underwriter in the Initial Public Offering, the Holders shall not make a Registration Demand during such period as the lead Underwriter may reasonably request (but in no event longer than 180 days) beginning on the date of the final prospectus with respect to the Initial Public Offering. The Registration Demand will specify the number of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. The Holders shall not be entitled to make more than two Registration Demands and the Issuer shall not be obligated to effect more than one Demand Registration in any twelve-month period. Any Registration Demand shall be for the sale of Registerable Securities with an anticipated sale price of at least $10,000,000; PROVIDED, that the holders of Registerable Securities may, in their discretion, make a Registration Demand for securities involving the sale of Registerable Securities with an anticipated sale price of less than $10,000,000, in which case the holders of the Registerable Securities shall not be entitled to request any additional Registration Demands hereunder. The Holder or Holders (as applicable) making such request are referred to herein collectively as the "Requesting Holders."

          (c) EFFECTIVE REGISTRATION. A registration requested pursuant to this Section 3.1 shall be deemed not to have been effected (i) if a registration statement with respect thereto shall not have become effective, (ii) if after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or any court, and the result of such interference is to prevent the Selling Holders from disposing of the Registrable Securities to be sold thereunder in accordance with the intended methods of disposition or
(iii) f the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten registration shall not be satisfied or waived with the consent of the Issuer, the Selling Holders or the Underwriter, as applicable.

          (d) UNDERWRITING. If the Requesting Holders so elect, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. The Issuer shall select the book-running lead Underwriter and any additional investment bankers and managers in connection with the offering, each of which shall be reasonably satisfactory to the Requesting Holders of a majority of the Registrable Securities to be registered.

          SECTION 3.2. PIGGY-BACK REGISTRATION. If the Issuer proposes to file a registration statement under the Securities Act with respect to an offering of common stock (i) for its own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission)) or (ii) for the account of any Holders (other than the holders of Registrable Securities) then the Issuer shall give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable (but in any event not less than 15 days before the filing date), and such notice shall offer each of the holders of Registrable Securities the opportunity to register any of its Registrable Securities. Notwithstanding anything herein to the contrary, the Issuer shall be entitled to terminate any Piggy-Back Registration at any time.

          SECTION 3.3. REDUCTION OF OFFERING. Notwithstanding anything contained in any other Section herein, if the lead Underwriter of an offering described in Section 3.1 or 3.2 delivers a written statement to the Issuer that the success of such offering would, in its opinion, be materially and adversely affected by inclusion of all the securities requested to be included, then the Issuer may, upon written notice to the Holders, reduce (if and to the extent stated by such Underwriter to be necessary to eliminate such effect) the number of the securities required to be registered so that the resultant aggregate number of the securities requested to be registered that will be included in such registration shall be equal to the numbers of the securities referred to in the preceding parenthetical; PROVIDED, HOWEVER, that priority in such registration shall be (A) in the case of an Initial Public Offering resulting from the giving of an IPO Demand, (i) first, securities offered for the account of the Issuer, (ii) second, securities offered for the account of the holders of Registrable Securities and (iii) third, among any other securityholders entitled to registration rights pursuant to any contractual right of registration, in accordance therewith, and (B) in the case of any other initial public offering,
(i) first, securities for the account of the Issuer and (ii) second, among any other securityholders of the Issuer entitled to registration rights pursuant to any contractual right of registration, in accordance therewith, (C) in the case of any Registration Demand by holders of Registrable Securities, first, securities offered for the account of such holders, (ii) second, pro rata among any other securityholders of the Issuer entitled to register securities pursuant to a contractual right of registration in accordance therewith and (iii) third, securities offered for the account of the Issuer and (D) in any case where any securityholder other than a holder of Registrable Securities has requested registration pursuant to a contractual right of registration (i) first to securities offered for the account of any such holders, in accordance therewith,
(ii) second, pro rata among any securities of the holders or Registrable Securities to the extent requested to be registered pursuant to Section 3.2 and
(iii) third, securities offered for the account of the Issuer.

          SECTION 3.4. REGISTRATION PROCEDURES. Whenever the Issuer receives an IPO Demand or a Registration Demand or any holder of Registrable Securities elects to participate in a Piggy-Back Registration pursuant to Section 3.2 hereof, the Issuer will use its best efforts, (i) in the case of the IPO Demand, to consummate the Initial Public Offering, and (ii) in the case of a Registration Demand or election to participate in a Piggy-Back Registration, to effect the registration and the sale of the relevant Registrable Securities in accordance with the intended method of disposition thereof, in each case as promptly as practicable, and in connection therewith:

          (a) The Issuer will promptly (or in the case of a registration pursuant to Section 3.2, on such time frame as shall be properly specified by the securityholders requesting such registration) prepare and file with the Commission a registration statement on any form for which the Issuer then qualifies or which counsel for the Issuer shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof (which form shall be a Form S-1 in the case of the Initial Public Offering, or a successor form thereto), and use its best efforts to cause such filed registration statement to become effective as soon as practicable (or, in the case of a registration pursuant to Section 3.2, on such time frame as shall be properly specified by the securityholders requesting such registration) and remain effective for a period of not less than 180 days or such shorter period which will terminate when all of the Registrable Securities covered by such registration statement have been sold (but not before the expiration of the 40 or 90 day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, to the extent applicable); PROVIDED that if the Issuer shall furnish to the Requesting Holders a certificate signed by either its Chairman, President, or Vice-President stating that in his good faith judgment it would materially adversely affect the Issuer or its shareholders for such a registration statement to be filed promptly, the Issuer may delay by 90 days any IPO Demand or Registration Demand made in accordance with Section 3.1.

          (b) The Issuer will, concurrently with filing a registration statement or prospectus or any amendment or supplement thereto, furnish to the Requesting Holders, if any, and each Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (and, in each case one copy of all exhibits thereto and documents incorporated by reference therein if so requested), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Requesting Holders or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

          (c) After the filing of the registration statement, the Issuer will promptly notify the Selling Holders of any stop order issued or threatened by the Commission and use its best efforts to prevent the entry of such stop order or to remove it if entered.

          (d) The Issuer will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such U.S. jurisdictions as the Selling Holders request, keep such registration or qualification in effect for so long as such registration statement under the Securities Act remains in effect, and take any other action which may be reasonably necessary to enable the Selling Holders to consummate the disposition in such jurisdictions of the securities owned by the Selling Holders and (ii) use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary or advisable, by virtue of the business and operations of the Issuer and/or its Subsidiaries, to enable the Selling Holders to consummate the disposition of such Registrable Securities; PROVIDED, that the Issuer will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction other than taxation arising with respect to the registration of securities or (iii) consent to general service of process in any such jurisdiction.

          (e) At any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act, the Issuer will immediately notify the Selling Holders of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Holders and the Underwriters any such supplement or amendment. The Selling Holders agree that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in the preceding sentence, the Selling Holders will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by the Issuer, the Selling Holders will deliver to the Issuer all copies, other than permanent file copies then in the possession of the Selling Holders, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Issuer shall give such notice, the Issuer shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.4(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Issuer shall make available to the Selling Holders such supplemented or amended prospectus.

          (f) The Issuer will enter into customary agreements (including, without limitation, an underwriting agreement in customary form) and take such other actions, including, without limitation, engaging in a road show and preparing and rehearsing therefor, as are customary in order to expedite or facilitate the disposition of such Registrable Securities in the manner in which they are intended to be disposed of.

          (g) The Issuer will furnish to the Selling Holders and to each Underwriter, if any, a signed counterpart, addressed to the Selling Holders or such Underwriter, of (i) an opinion or opinions of counsel to the Issuer and (ii) a comfort letter or comfort letters from the Issuer's independent public accountants, each in customary form and covering such matters as are customarily covered by opinions and comfort letters with respect to companies such as the Issuer (including, without limitation, regulatory compliance opinions), as the Selling Holders or the lead Underwriter therefor reasonably requests.

          (h) The Issuer will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

          (i) The Issuer will provide and cause to be maintained a transfer agent and registrar of national standing for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

          (j) The Issuer will use its best efforts (i) to cause all such Registrable Securities covered by such registration statement to be listed on any national securities exchange (if such Registrable Securities are not already listed), and on each other securities exchange on which similar securities issued by the Issuer are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange; or (ii) prior to the sale of the Registrable Securities, to secure the designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities, in each case if the Registrable Securities so qualify, and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, in the case of each action referred to in this clause (ii) if requested by the Holder or by the lead Underwriter.

          Notwithstanding anything to the contrary in this Section 3.4, nothing contained herein shall be deemed to limit the last sentence of Section 3.02 or to impose on the Issuer in connection with any registration pursuant to
Section 3.2 hereof any obligation in excess of that required to be performed by the Issuer for the benefit of or at the request of the securityholders requesting such registration and the Underwriters, if any, retained in connection therewith.

          SECTION 3.5. REGISTRATION EXPENSES. Registration Expenses incurred in connection with any registration made or requested to be made pursuant to this Article III will be borne by the Issuer, whether or not any such registration statement becomes effective, to the extent permitted by applicable law; provided that the Issuer shall not be responsible for Registration Expenses that relate to a registration triggered by an IPO Demand or Registration Demand if such registration is cancelled solely (i) as a result of a request from the Selling Holders or (ii) as a result of acts or omissions on the part of any Selling Holder.

          SECTION 3.6. INDEMNIFICATION BY THE ISSUER. To the extent permitted by applicable law, the Issuer agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each person, if any, who controls each such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Issuer by or on behalf of any such Selling Holder expressly for use therein. The Issuer also agrees, to the extent permitted by applicable law, to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 3.6. Notwithstanding the foregoing, the Issuer shall not be required to indemnify and hold harmless any Selling Holder with respect to any losses, claims, damages, liabilities and expenses caused solely by such Holder's failure to comply with the penultimate sentence of Section 3.4(e).

          SECTION 3.7. INDEMNIFICATION BY SELLING HOLDERS. To the extent permitted by applicable law, each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Issuer, its officers, directors and agents and each person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act of Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Issuer to such Selling Holder, but only with reference to (i) information related to such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, (ii) such Selling Holder's failure to comply with the penultimate sentence of Section 3.4(e) and (iii) if the Issuer shall have provided such Selling Holder with an appropriate prospectus, such Selling Holder's failure to deliver such prospectus to the purchaser from such Selling Holder. Each Selling Holder also agrees, to the extent permitted by applicable law, to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Issuer provided for in this
Section 3.7.

          SECTION 3.8. CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including, without limitation, any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.6 or 3.7, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party upon request of the Indemnified Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel related to the proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party,unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred (subject to the receipt of reasonably satisfactory documentation of such fees and expenses). In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties; provided, that such firm shall be reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final nonappealable judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for reasonable fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 Business Days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement, unless the Indemnifying Party has contested such reimbursement obligation and provides reasonable assurances that payment of such reimbursement obligation can be made upon resolution of such dispute (which shall not necessarily require the posting of a bond or a deposit into escrow). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (x) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (y) provides that such Indemnified Party does not admit any fault or guilt with respect to the subject matter of such proceeding.

          SECTION 3.9. CONTRIBUTION. (a) If the indemnification provided for herein is for any reason unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, to the extent permitted by applicable law, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Issuer and any Selling Holder on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Issuer and such Selling Holder on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Issuer and such Selling Holder on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, and (ii) as between the Issuer on the one hand and any Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Issuer and of such Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and any Selling Holder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Issuer and such Selling Holder bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Issuer and any Selling Holder on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and such Selling Holder or by the Underwriters. The relative fault of the Issuer on the one hand and any Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (b) The Issuer and each Selling Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified

Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less Underwriters' discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          SECTION 3.10. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person (including any Selling Holder) may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder or otherwise to approve such arrangements and (b) completes, executes and provides all questionnaires, powers of attorney, indemnities, underwriting agreements, legal opinions and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

          SECTION 3.11. RULE 144 AND RULE 144A. The Issuer covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as any Selling Holder shall reasonably request, all to the extent required from time to time to enable Selling Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission; PROVIDED, that, notwithstanding the foregoing, the Issuer shall not be required by virtue of this Section 3.11 to file an application with PORTAL with respect to any of the Registrable Securities or the Series A Preferred. Upon the request of any holder of Registrable Securities, the Issuer will deliver to such holder a written statement as to whether it has complied with such requirements.

          SECTION 3.12. HOLDBACK AGREEMENTS. (a) RESTRICTIONS ON PUBLIC SALE BY HOLDER OF REGISTRABLE SECURITIES. If and to the extent requested by the Issuer, in the case of a non-underwritten public offering, and if and to the extent requested by the lead Underwriter or Underwriters, in the case of an underwritten public offering, the Holders agree not to effect, except as part of such registration, any public sale or distribution of the securities being registered or a similar security of the Issuer, or any securities convertible into or exchangeable or exercisable for such securities, including, without limitation, a sale pursuant to Rule 144 or Rule 144A, during the 10 days prior to, and during such period that the Issuer (in the case of a non-underwritten public offering) or the lead Underwriter (in the case of an underwritten public offering) may reasonably request, but in no event longer than 180 days, beginning on the effective date of such registration statement.

          (b)  RESTRICTIONS ON PUBLIC SALE BY THE ISSUER.  The Issuer agrees
(i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 3.1, or any securities convertible into or exchangeable or exercisable for such securities, during the 7 days prior to, and during such period as the lead Underwriter may reasonably request, but in no event longer than 180 days, beginning on, the effective date of any registration statement or the commencement of a public distribution of Registrable Securities (except as part of such registration statement and except pursuant to registrations on Form S-4 or S-8 or any successor or similar form thereto or pursuant to an unregistered offering to employees of the Issuer or its Subsidiaries pursuant to an employee benefit plan as defined in Rule 405 of Regulation C of the Securities Act); and (ii) that, during such time as Registerable Securities are outstanding, any agreement entered into after the date of this Agreement pursuant to which the Issuer issues or agrees to issue any privately placed Equity Securities (other than a stock option agreement under an incentive plan of the Issuer) shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in Section 3.12(a) above, in each case including, without limitation, a sale pursuant to Rule 144 or Rule 144A (except as part of any such registration, if permitted); PROVIDED, however, that the provisions of this paragraph (b) shall not prevent the exercise, conversion or exchange of any securities pursuant to their terms into or for other securities.

                                      ARTICLE IV

                                      COVENANTS

          SECTION 4.1. INFORMATION. So long as at least 35% of the shares of the Series A Preferred issued on the Series A Preferred Issue Date (as adjusted for stock splits, reverse stock splits and share reclassifications) remain outstanding, the Issuer shall deliver to each of the holders of Series A
Preferred:

          (a) within forty five (45) days after the end of the first three fiscal quarters (or, in the case of the quarter ended September 30, 1996, by January 1, 1997), consolidated balance sheets of the Issuer and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flow of the Issuer and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the consolidated figures for the corresponding period of the previous fiscal year (to the extent that the statements for the prior period already have been compiled in a comparative form), all in reasonable detail and certified by the Issuer's Chief Financial Officer that they fairly present the financial condition of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated, subject to changes resulting from normal year-end adjustments;

          (b) within one hundred twenty (120) days after the end of each fiscal year of the Issuer commencing with the fiscal year ending December 31, 1996, audited consolidated balance sheets of the Issuer and its Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders' equity and cash flow of the Issuer and its Subsidiaries for such fiscal year, setting forth in each case, in a form comparable to the consolidated figures for the previous year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Issuer, which report shall be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c) as soon as practicable and in any event no later than thirty (30) days after the end of each fiscal month of the Issuer beginning with the month ended January 31, 1997, the Econophone, Inc. Management Reporting Package, substantially in the form of and covering such items set forth in Exhibit A hereto, for such month;

          (d) promptly upon receipt thereof, copies of all reports submitted to the Issuer by independent public accountants in connection with each annual, interim or special audit of the Issuer's financial statements made by such accountant, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

          (e) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Issuer to its securityholders or by any Subsidiary of the Issuer to its securityholders other than the Issuer or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Issuer or any of its Subsidiaries with any securities exchange or quotation system or with the Commission or any governmental authority succeeding to any of its functions, and of all press releases and other written statements made available generally by the Issuer or any Subsidiary to the public concerning material developments in the business of the Issuer and its Subsidiaries;

          (f) from time to time such additional information regarding the financial position or business of the Issuer and its Subsidiaries as any Holder may reasonably request.

          (g) The Issuer shall not be required to provide the information required pursuant to Section 4.1(c), (d) or (f) to any Holder other than the initial Holder.

          SECTION 4.2.  RIGHT TO PARTICIPATE IN CERTAIN DISPOSITIONS.
(a) Mr. West agrees that he shall not Transfer shares of stock of the Issuer (except a Transfer to a trust or other entity or person for estate planning purposes or otherwise to any relative or affiliate (any of the foregoing being a "Related Party") that does not constitute a Change of Control (as defined in the

Certificate of Amendment)), unless the terms and conditions of such Transfer shall include an offer to include in such Transfer (in accordance with the provisions of paragraphs (a)-(d) of this Section 4.2), at the option of each of the Holders, the Pro Rata Portion (as hereinafter defined) of the shares of Common Stock then owned by each Holder, the Conversion Shares issuable upon conversion of the shares of Series A Preferred then owned by such Holder and the Warrant Shares issuable upon the exercise of any Warrants then owned by such Holder (such shares of Common Stock, Conversion Shares and Warrant Shares being referred to herein as such Holder's "Shares"), on the same terms and conditions as the Transfer by Mr. West.

          (b) If Mr. West or any Related Party receives from a third party or parties (which shall exclude any Related Party) an offer or offers to purchase or otherwise acquire (an "Offer") shares of Common Stock held by Mr. West or such Related Party (the "Offered Shares"), and Mr. West or any Related Party intends to pursue a Transfer of such Offered Shares to such third party or parties, Mr. West shall provide written notice (the "Offer Notice") of such Offer to each Holder not later than 30 days prior to the consummation of such Transfer; provided, that the obligations of any Related Party contained in the foregoing sentence shall not apply to shares owned by such Related Party on the Series A Preferred Issue Date. The Offer Notice shall identify the Offered Shares, the price offered for such Offered Shares, all other material terms and conditions of the Offer and, in the case of an Offer in which the consideration payable for the Offered Shares consists in whole or in part of consideration other than cash, reasonably detailed information regarding such other consideration. Each Holder shall have the right and option, for a period of not less than 20 days after the date the Offer Notice is given to the Holder (the "Notice Period"), to notify Mr. West or such Related Party (whichever is specified in the Offer Notice) of its interest in Transferring up to the Pro Rata Portion of such Holder's Shares pursuant to the Offer. Each Holder desiring to exercise such option shall, prior to the expiration of the Notice Period, provide Mr. West or such Related Party (whichever is specified in the Offer Notice) with a written notice specifying the number of Shares which such Holder has an interest in Transferring pursuant to the Offer (a "Notice of Interest"). In addition, Mr. West shall make himself available to the Holders and representatives thereof, at reasonable times and places, and shall respond to reasonable inquiries with respect to the Offer, the terms and conditions thereof and all other matters with respect thereto.

          (c) If, at the end of the Notice Period, any Holder shall not have given a Notice of Interest with respect to some or all of the Pro Rata Portion of such Holder's Shares contemplated by the Offer, such Holder will be deemed to have waived all its rights under this Section 4.2 with respect to the Transfer pursuant to the Offer of the portion of the Pro Rata Portion of the Shares owned by such Holder with respect to which a Notice of Interest shall not have been given.

          (d) "Pro Rata Portion" means, with respect to each Holder, (A) in the case of a Transfer in connection with a Change of Control, the total number of Shares owned by such Holder, and (B) in all other cases, a number equal to the product of (i) the total number of Shares then owned by such Holder (calculated on an as converted basis), times (ii) a fraction, the numerator of which shall be the total number of shares of Common Stock proposed to be Transferred by Mr. West or such Related Party (together with the number of shares of Common Stock issuable upon the exercise of any derivative security proposed to be Transferred by Mr. West or such Related Party), and the denominator of which shall be the total number of shares of Common Stock (together with the number of shares of Common Stock issuable upon the exercise of any derivative security) owned by Mr. West and such Related Parties (including such shares and derivative securities so proposed to be Transferred, but excluding any Shares owned by any Related Parties on the Series A Preferred Issue Date). If Mr. West shall Transfer any other shares of stock of the Issuer, each Holder shall have the right to include with such Transfer its pro rata portion of the equity value of the Issuer.

          (e) Mr. West and any Related Party shall not Transfer any shares of Common Stock to any Related Party unless such transferee Related Party shall agree in writing, in a form reasonably satisfactory to the holders of a majority of the shares of the Series A Preferred, to be subject to and abide by the provisions of this Section 4.2. This Section 4.2 shall not be binding on any third party transferee (except any Related Party and Mr. West) of Mr. West or any Related Party.

          SECTION 4.3. DRAG-ALONG. If Mr. West proposes to Transfer substantially all of the shares of capital stock of the Issuer beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by him to Persons other than Related Parties, and if Mr. West so requests, the Holders shall Transfer the securities held by them acquired pursuant to this Agreement (or any securities into which such securities are convertible or exchangeable or for which they are exercisable) on the same terms as the Transfer by Mr. West. Notwithstanding the first two sentences of this paragraph, any such Holder may instead, contemporaneously with the Transfer contemplated above, require the Issuer to redeem the securities of the Issuer otherwise subject to the first two sentences of this Section 4.3 in accordance with Section 7(d) of the Certificate of Amendment, as if a Change of Control (as defined in the Certificate of Amendment) had occurred.

          SECTION 4.4. EMPLOYMENT AGREEMENTS. (a) Within 30 days after the Series A Preferred Issue Date, Mr. West shall enter into an employment agreement with the Issuer in form and substance reasonably satisfactory to the initial Holder, Mr. West and the Issuer, containing, among other things, a duration of at least 3 years, a covenant by Mr. West not to compete with the Issuer or its Subsidiaries (which shall automatically terminate if he is involuntarily terminated other than for cause) for 1 year after the termination of his employment, customary confidentiality obligations on the part of Mr. West and a covenant by Mr. West to devote substantially all of his working time to the business of the Issuer.

          (b) The Issuer or one of its Restricted Subsidiaries shall use its best efforts to, within 60 days after the Series A Preferred Issue Date, enter into a sales agency agreement with Chaim Freifeld containing terms reasonably acceptable to the PG Director, including a duration of one year (with a one year renewal) and a provision under which Mr. Freifeld agrees to be an exclusive sales agent for the Issuer or such Restricted Subsidiary during such period.

          SECTION 4.5. E-GRAM. At such time as the services presently being developed by E-Gram Inc. ("E-Gram") are commercially provided to third parties, Mr. West shall cause E-Gram to issue to the Holders on a pro rata basis the number of shares of the capital stock of E-Gram equal to 10% of the then outstanding capital stock thereof; PROVIDED, that prior to the issuance of such shares of capital stock to the Holders, E-Gram and the Holders shall agree to terms substantially similar to Section 4.2, 4.3 and 6.10 hereof and reasonable anti-dilution provisions. Mr. West represents that E-Gram is the legal entity that owns the rights to the E-Gram product.

          SECTION 4.6. CARRIER CONTRACTS. The Issuer shall use its best efforts to, within 30 days after the Preferred Stock Issue Date, provide to counsel for the initial Holder copies of contracts between it, each of its Subsidiaries and each of their carriers, including signature pages executed by such carriers and addendums or annexes specifying any minimum commitment to such carriers.


                                      ARTICLE V

                                       WARRANTS

          SECTION 5.1. ISSUANCE OF WARRANTS. (a) INITIAL GRANT. If, on the date of the fourth anniversary of the Series A Preferred Issue Date, the Issuer shall not have consummated the Initial Public Offering, the Issuer shall on such date issue and deliver to the holders of Series A Preferred warrants, with an exercise price of $.01 per share and a 10 year duration ("Warrants"), to purchase shares of Common Stock representing, in the aggregate, 5% of the Common Stock (calculated on a fully diluted basis, as of such fourth anniversary, assuming that each then outstanding security exercisable for or convertible into Common Stock, including the Series A Preferred, had been so exercised or converted).

          (b) SUBSEQUENT GRANTS. On the last day of each six month period (commencing with the six month period beginning on the fourth anniversary of the Series A Preferred Issue Date), if the Issuer shall not have consummated the Initial Public Offering, the Issuer shall on such date issue and deliver to the holders of the Series A Preferred Warrants to purchase shares of Common Stock representing, in the aggregate, 5% of the Common Stock (calculated on a fully diluted basis, as of the end of such six month period, assuming that each then outstanding security exercisable for or convertible into Common Stock, including the Series A Preferred, had been so exercised or converted). Notwithstanding the foregoing, the Issuer shall not be required to issue or deliver any Warrants pursuant to this Section 5.1 once the holders of the Series A Preferred own Series A Preferred, Conversion Shares, Warrants and Warrant Shares representing, in the aggregate, 25% of the Common Stock (i) including for purposes of this calculation any such securities previously Transferred by the holders of Series A Preferred to Persons other than Permitted Holders (as adjusted for stock splits, reverse stock splits and reclassifications) and (ii) calculated on a fully diluted basis assuming that each then outstanding security exercisable for or convertible into Common Stock, including the Series A Preferred, had been so exercised or converted.

          (c) Warrants issued and delivered pursuant to this Section 5.1 shall be issued and delivered to each holder of Series A Preferred pro rata, based on the proportion that the Series A Preferred and Conversion Shares owned by such holder bears to the total amount of Series A Preferred and Conversion Shares owned by all such holders.

          (d) At the time of the first issuance and delivery of Warrants pursuant to this Section 5.1, the holders of the Series A Preferred and the Issuer shall enter into a warrant agreement containing customary provisions, reasonably acceptable to the holders of Warrants, relating to the Warrants, including, without limitation, anti-dilution provisions. The percentages of Common Stock that the holders of the Series A Preferred shall be entitled to receive Warrants in respect of pursuant to Section 5.1(a) or (b) shall be multiplied by a number equal to (i) one minus (ii) a fraction, the numerator of which shall be equal to the number of the shares of the Series A Preferred (determined on an as-converted basis) previously disposed of by the holders Series A Preferred pursuant to Section 4.2 or 4.3 and the denominator of which shall be the number of shares of the Series A Preferred (in each case, determined on an as converted basis) issued to holders of Series A Preferred pursuant hereto and pursuant to the Securities Purchase Agreement of even date herewith.

          (e) CHANGE OF CONTROL. If there shall occur a Change of Control (as defined in the Certificate of Amendment) and the Issuer shall have complied with its obligations under Section 7(d) of the Certificate of Amendment, then, anything to the contrary herein notwithstanding, as of the date of such Change of Control the right of the Holders to receive any Warrants pursuant to this
Section 5 shall cease.

          (f) WARRANTS NOT ISSUABLE. Notwithstanding Section 5.1(a) or (b) hereof, no Warrants shall be issuable hereunder to the extent that prior to any scheduled issuance of Warrants the Issuer shall have merged into any other Person and the Holders shall have received in connection therewith securities registered under the Securities Act that are part of a class of publicly traded securities.

                                      ARTICLE VI

                                    MISCELLANEOUS

          SECTION 6.1. HOLDERS NOT SIGNATORIES HERETO. Each Holder, whether or not a signatory hereto, agrees that by accepting a share of the Series A Preferred, a Conversion Share, a Warrant Share or a Warrant that it shall be subject to and bound by the provisions hereof.

          SECTION 6.2. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

          SECTION 6.3. NO INCONSISTENT AGREEMENTS. (a) The Issuer represents that it is not a party to, and agrees that it will not hereafter enter into any agreement with respect to, its securities which is inconsistent with, or otherwise conflicts with or adversely affects, the rights granted to the Holders under this Agreement.

          SECTION 6.4. PARENT ENTITIES. Mr. West and the Issuer agree that no parent entity for the Issuer shall be created without the consent of the Holders of a majority of the Series A Preferred.

          SECTION 6.5. ENTIRE AGREEMENT. This Agreement, the Securities Purchase Agreement and the Certificate of Amendment, taken together, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement and such other agreements and instruments supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

          SECTION 6.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing (including, without limitation, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on its signature page or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice shall be on file with the Secretary of the Issuer. Each such notice, request or other communication shall be effective (i) if given by telecopy, which such telecopy is transmitted to the telecopy number specified in its signature page and the appropriate answerback or confirmation, as the case may be, is received, (ii) if given by mail, 72 hours after such communication is deposited in the U.S. mail with first class postage prepaid addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 6.6.

          SECTION 6.7. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 6.8. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          SECTION 6.9. TERMINATION. This Agreement shall terminate and be of no further force or effect with respect to a given Holder when such Holder no longer owns any Equity Securities (except as to matters preceding the Holder's disposition of Equity Securities); PROVIDED that the provisions of Sections 2.1, 3.5, 3.6, 3.7, 3.8, 3.9, 6.1, 6.2, 6.5, 6.6, 6.7, 6.8, 6.9, 6.11, 6.12, 6.14 and
6.15 shall survive any such termination. Notwithstanding anything to the contrary herein, Section 4.2, 4.3 and 5.1 shall terminate upon the consummation of the Initial Public Offering.

          SECTION 6.10. SUCCESSORS, ASSIGNS, TRANSFEREES. Each Holder shall be permitted to Transfer any Equity Securities to any person at any time, subject only to the provisions of applicable securities laws and except that Equity Securities may not be transferred to any direct or indirect competitor of the Issuer or any of its Subsidiaries except pursuant to any distribution effected in connection with a bona fide at the market public offering of such Equity Securities. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, including any transferee of any Equity Security. Neither this Agreement nor any provision hereof shall be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective heirs, successors and assigns, including any transferee of any Equity Security.

          SECTION 6.11. AMENDMENTS; WAIVERS. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

          (b) Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed, in the case of an amendment, by the parties thereto or, in the case of a waiver, by the party against whom the enforcement of such waiver is sought.

          SECTION 6.12. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, and the closings under the Securities Purchase Agreement shall have occurred (the "Effective Date").

          SECTION 6.13. RECAPITALIZATION, ETC. If any capital stock or other securities are issued in respect of, or in exchange or substitution for, any Equity Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in capital structure of the Issuer, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

          SECTION 6.14. REMEDIES. The parties hereby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement and therefore waive any defense to specific performance that may relate to the adequacy of remedies at law.

          SECTION 6.15.  CONFIDENTIALITY.   The Purchaser shall not disclose any
Confidential Information (as defined below) to (i) any third party other than its legal counsel, (ii) affiliates to whom it may Transfer any Series A Preferred, (iii) other Persons to whom it may contemplate the transfer of Series A Preferred to the extent that any such Person agrees in advance to be bound by confidentiality arrangements reasonably acceptable to the Issuer or
(iv) as required by law. Confidential Information means any of the Issuer's information not known to the public, which the Issuer provides or makes available to the Purchaser in the course of and/or for the purpose of the Issuer's sale of Series A Preferred to the Purchaser or thereafter which is reasonably designated as Confidential Information by the Issuer or which the Purchaser otherwise believes to be Confidential Information.

          SECTION 6.16. SUBSIDIARY OFFERINGS. The Issuer shall cause its Subsidiaries not to Transfer any of their securities in connection with any offering without the consent of the holders of a majority of the Series A Preferred.

          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed and delivered as of the date first above written.


                                        MR. ALFRED WEST(1)
                                        (as an individual)


                                        ________________________________________


                                        ECONOPHONE, INC.(2)


                                        By: ____________________________________
                                            Name:
                                            Title:


                                        PRINCES GATE INVESTORS II, L.P.(3)


                                        By: ____________________________________
                                            Name:
                                            Title:


(1)  Address:  1712 57th Street
               Brooklyn, NY  11204
     Telecopier number:  (718) 437-4941

(2)  Address:  60 Hudson Street, Room 319
               New York, NY  10013
     Telecopier number:  (212) 964-4771

(3)  Address:  1585 Broadway, 36th Floor
               New York, NY  10036
               Attention:  David R. Powers
     Telecopier number:  (212) 761-0517

                                      EXHIBIT A


                    ECONOPHONE, INC. MANAGEMENT REPORTING PACKAGE

The Econophone, Inc. Management Reporting Package will provide divisional revenues, divisional cost of services, divisional gross margins, and divisional minutes; selling, general & administrative expenses, depreciation and amortization, interest expenses, and other miscellaneous expenses.